Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of Rafael Holdings, Inc. of our report dated September 2, 2021, on our audits of the financial statements of Rafael Pharmaceuticals, Inc. as of July 31, 2020 and 2019 and for the years then ended, which includes an explanatory paragraph relating to Rafael Pharmaceuticals, Inc’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

September 14, 2021